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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE




Customer & Information:             http://www.3dfx.com/contacts.html

Editorial Contact:                  Marla Kertzman
                                    3dfx Interactive, Inc.
                                    408-935-4366
                                    marlak@3dfx.com


       3DFX INTERACTIVE ANNOUNCES COMPONENT SHORTAGE WILL RESULT IN SECOND
                               QUARTER SHORTFALL

             CEO says shortfall a result of component supplier not
                         meeting committed deliveries.


SAN JOSE, CALIF.- JUNE 22, 2000 - The CEO of 3dfx Interactive(R) Inc. (NASDAQ:TDFX) said today that revenues for the three months ending July 31, 2000, which is the second quarter of its 2001 fiscal year, will be lower than previous expectations due to the company not receiving a substantial portion of certain components a supplier committed to provide. 3dfx designs and markets video graphics chips and video accelerator boards for use in personal computers and other devices requiring high quality 3D graphics.

"This shortfall is extremely frustrating, as the company has been on course for returning to operating profitability," Dr. Alex Leupp said. "We believe this temporary component shortfall will result in deferred rather than lost revenues, and, therefore, we remain confident about our third quarter."

"We feel very positive about our overall progress to date and believe additional improvements are on the horizon," Leupp continued. "It is unfortunate that the availability of components has undermined the prospects for improved earnings in the second quarter, but we believe it has not affected the longer term outlook for achieving profitability."

Leupp cited the return to profitability as a top priority when he was named CEO and president of the company six months ago. Leupp said, "Over the past several months, we have initiated a number of actions including securing alternative component suppliers designed to support our earnings goals, and although the benefits of these actions are not yet fully realized we are satisfied that we are on the right course."

ABOUT 3DFX INTERACTIVE

3dfx Interactive is a global leader in enabling the emerging age of visual communications, and the 3D multimedia revolution in personal computers and consumer products. With its patented and award-winning graphics accelerator chips, boards and software, 3dfx provides the technology to create high-impact visual experiences. The Company is recognized worldwide for its ability to bring the world's finest games, educational content, interactive entertainment and media-rich business applications to life. 3dfx products are available in retail stores worldwide, and through leading PC makers including Compaq, Dell and



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Gateway. 3dfx has headquarters in San Jose, Calif., with engineering and manufacturing facilities in Richardson, Texas, Austin, Texas, and Juarez, Mexico. The Company also operates www.3dfxgamers.com, the premier online community for Voodoo owners and gaming enthusiasts. 3dfx Interactive is available on the Web at http://www.3dfx.com. Visit the 3dfx Virtual Press Room at http://www.3dfx.com/comp/pressweb/index.html.

This document may contain forward-looking statements that are inherently subject to risks and uncertainties. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, technical or manufacturing or distribution issues, the competitive environment for the Company's products, the timing of new orders, the degree of market penetration of the Company's new products, and other factors set forth in reports and other documents filed by Company with the Securities and Exchange Commission from time to time.

3dfx Interactive is a registered trademark. All other names may be trademarks of their respective holders. Note to Editors: Visit the 3dfx Virtual Press Room at http://www.3dfx.com/comp/pressweb/index.html.



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